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------                                                                                               -------------------------------
FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:   September 30, 1998
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*   2.Issuer Name AND Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
  Workman      David           J.           Ultimate Electronics, Inc. (ULTE)              X  Director             10% Owner
-------------------------------------------------------------------------------------     ---                  ---
 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for        X  Officer (give        Other (Specify
                                            Number of Reporting       Month/Year          ---          title   ---        below)
                                            Person (Voluntary)                                         below)
  c/o Ultimate Electronics, Inc.                                       06/00
  321A W. 84th Avenue                                                                                         President
------------------------------------------                          ----------------------------------------------------------------
                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original   (Check applicable line)
                                                                      (Month/Year)         X  Form filed by One Reporting Person
  Thornton      CO            80260                                                       ---
------------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                       --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
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
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                  ----------------------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                         Day/       Code     V       Amount  (A) or    Price      (Instr. 3 and 4)
                         Year)                               (D)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/05/00      M               4,000    A       $3.00
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/05/00      S               4,000    D       $27.40625
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/27/00      M              14,500    A       $3.00
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/27/00      S              14,500    D       $26.105
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/28/00      M              18,525    A       $3.00
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/28/00      S              18,525    D       $27.40
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/28/00      M              19,249    A       $3.375
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock           06/28/00      S              19,249    D       $27.40        50,000              D
 .01 par value
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (8-92)
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
FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     Disposed of (D)    (Month/Day/                          Secur-
                           ative         Year)                    (Instr. 3, 4,      Year)                                ity
                           Security                               and 5)                                                  (Instr. 5)
                                                  --------------------------------------------------------------------
                                                                                  Date     Expira-           Amount or
                                                    Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options     $3.00        06/05/00     M                   4,000    Note 1   02/1/06   Common     4,000       $3.00
                                                                                                   Stock, .01
                                                                                                    par value
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options     $3.00        06/27/00     M                  14,500    Note 1   02/1/06   Common    14,500       $3.00
                                                                                                   Stock, .01
                                                                                                    par value
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options     $3.00        06/28/00     M                  18,525    Note 1   02/1/06   Common    18,525       $3.00
                                                                                                   Stock, .01
                                                                                                    par value
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options     $3.375       06/28/00     M                  19,249    Note 2   09/3/07   Common    19,249       $3.375
                                                                                                   Stock, .01
                                                                                                    par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Month              Indirect (I)
                              (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------
Employee Stock Options
------------------------------------------------------------------------------------------
Employee Stock Options
------------------------------------------------------------------------------------------
Employee Stock Options        18,525                   D
------------------------------------------------------------------------------------------
Employee Stock Options        47,983                   D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:

Note 1:  These options were granted on January 31, 1997 as part of 110,268 options granted in exchange for the cancellation of options granted to Mr. Workman in fiscal 1994, 1995, and 1996.  These options vest and become exercisable in equal annual installments over the six years following the date of grant of the options for which they were exchanged.

Note 2:  These options were granted on September 3, 1997 as part of 67,232 options granted.  These options vest and become exercisable in four equal annual installments commencing September 3, 1998.




** Intentional misstatements or omissions of facts                                   /s/David J. Workman               July 10, 2000
   constitute Federal Criminal Violations.                                         ---------------------------------  -------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person         Date
                                                                                         David J. Workman

Note: File three copies of this Form, one of which must be manually signed.


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